Exhibit 10.1

SETTLEMENT and RELEASE AGREEMENT

This Settlement and Release Agreement (this “Agreement”) dated as of December 13, 2024, by and among Victory Clean Energy, Inc. a Nevada Corporation (“Victory”), its wholly owned subsidiary H2 Energy Group, Inc. (“H2EG”), James W. McGinley (“McGinley”), an individual residing at 710 Dunbarton Dr. Inverness, IL 60010, Don Turner (“Turner”), an individual residing at XXX, Neil L. Goulden (“Goulden”), an individual residing at XXX the current Chief Administrative Officer of Victory and H2EG and a current director of Victory and H2EG and Paul Powers (“Powers”), an individual residing at XXX, is entered into on the date indicated above. Victory, H2EG, McGinley, Turner, Goulden and Powers are each hereinafter individually referred to as a “Party” to this Agreement and collectively are hereinafter referred to as “Parties” to this Agreement.

WHEREAS, McGinley, Turner, Goulden and Powers (each, an “Employment Agreement Party” and collectively the Employment Agreement Parties”) are parties to those certain employment agreements by and between each Employment Agreement Party and H2EG, (the “Employment Agreements”);

WHEREAS, the Employment Agreements contain provisions circumscribing certain non- competition and non-solicitation activities of each Employment Agreement Party;

WHEREAS, McGinley and Turner intend to voluntarily resign pursuant to the terms and conditions contained herein;

WHEREAS, the Employment Agreement Parties requested, and Victory agrees, pursuant to the terms and conditions contained herein, to mutually release each other from all claims to permit them to service certain Victory customers (“Customers”) utilizing an Alternate Technology (hereinafter defined);

WHEREAS, in an attempt to resolve completely, fully, and finally resolve any and all issues between and among the Parties to this Agreement, to finalize the voluntary resignation of McGinley and Turner and to permit the renegotiation of the Powers Employment Agreement the Parties are entering into this Agreement;

NOW THEREFORE, in consideration for the mutual promises and benefits contained herein, the sufficiency of which is hereby acknowledged, the parties hereby expressly agree as follows:

1.          Incorporation of Recitals. The recitals set forth above are hereby incorporated herein by this reference to the same effect as if the recitals were set forth herein verbatim.

2.          Effective Date. Except as otherwise provided herein, this Agreement shall be effective on the date that this Agreement is executed and delivered by all of the Parties to this Agreement (the “Effective Date”).

3.          Resignation of McGinley. McGinley hereby voluntarily resigns his position as Chief Executive Officer and as a Director of the Board of Directors of Victory and of H2EG.

4.          Resignation of Turner. Turner hereby voluntarily resigns his position as Chief Operating Officer.

5.          Renegotiation of the Powers Employment Contract. Powers and H2EG are parties to that certain Founders Employment Agreement dated as of July 22, 2021, and as amended from time to time (the “Powers Employment Agreement”). Powers hereby voluntarily resigns his position as Chief Business Development Officer of Victory and of H2EG and the Powers Employment Agreement is hereby terminated. Powers and Victory have agreed to renegotiate the Powers Employment Agreement and enter a new employment agreement of even date herewith in the form attached hereto as Exhibit 1 (the “New Powers Employment Agreement”).

6.          Renegotiation of the Goulden Employment Contract. Goulden and Victory are parties to that certain Founders Employment Agreement dated as of July 22, 2020 and as amended from time to time (the “Goulden Employment Agreement”). Goulden hereby voluntarily resigns his position as Chief Administrative Officer of Victory and of H2EG and the Goulden Employment Agreement is hereby terminated. Goulden and Victory have agreed to renegotiate the Goulden Employment Agreement and enter a new employment agreement of even date herewith in the form attached hereto as Exhibit 2 (the “New Goulden Employment Agreement”). Goulden and Victory further agree that Goulden will maintain his position as a director on Victory’s Board of Directors (the “Victory Board”) until such time as a majority independent board of directors is appointed by the current Victory Board, at which time, Goulden shall retain observations rights for all Victory Board of Directors meetings, discussions and actions.

7.          RREDCO/Red Bluff Capital Appreciation Right. In the event any entity controlled by or related to any of the Employment Agreement Parties owns or operates an entity that develops a green hydrogen production facility at 375 Kimball Rd, Red Bluff, CA 96080 (the “RREDCO Executing Entity”) using any technology other than the technology for which Victory maintains an exclusive license (an “Alternate Technology”) that executes the production of green hydrogen for or on behalf RREDCO/Red Bluff then Victory shall receive (i) a Capital Appreciation Right in the RREDCO Executing Entity equivalent to thirty-five percent (35%) of the value of such RREDCO Executing Entity upon sale or disposition of such entity (the “Red Bluff CAR”), and (ii) a contractual right to thirty-five percent (35%) of the annual net income (pursuant to GAAP) generated by the RREDCO Executing Entity (the “Red Bluff Net Income Right”). Reference is hereby made to that certain Flagstaff Settlement Agreement dated as of even date herewith (the “Flagstaff Settlement Agreement”). In the event Flagstaff, as that term is defined in the Flagstaff Settlement Agreement, or its Assignee thereunder, defaults, at any time, on any of its obligations under the Flagstaff Settlement Agreement then the provisions of this paragraph 7 shall no longer be applicable, and Victory shall not receive the Red Bluff CAR or the Red Bluff Net Income Right.

8.          Palm Springs Energy Plaza Capital Appreciation Right. In the event any entity controlled by or related to any of the Employment Agreement Parties owns or operates an entity (the “Palm Springs Executing Entity”) that executes the production of green hydrogen for or on behalf the Palm Springs Energy Plaza using an Alternate Technology, then Victory shall receive

(i) a Capital Appreciation Right in the Palm Springs Executing Entity equivalent to thirty-five percent (35%) of the value of such Palm Springs Executing Entity upon sale or disposition of such entity (the “Palm Springs CAR”), and (ii) a contractual right to thirty-five percent (35%) of the annual net income (pursuant to GAAP) generated by the Palm Springs Executing Entity (the “Palm Springs Net Income Right”). In the event Flagstaff, as that term is defined in the Flagstaff Settlement Agreement, or its Assignee thereunder, defaults, at any time, on any of its obligations under the Flagstaff Settlement Agreement then the provisions of this paragraph 8 shall no longer be applicable, and Victory shall not receive the Palm Springs CAR or the Palm Springs Net Income Right.

9.   Releases. The Employment Agreement Parties, for themselves and each of their respective past, present and future affiliated corporations or other entities, affiliates, agents, employees, attorneys, insurers, sureties, predecessors, successors, assigns, parent, subsidiary and, heirs, legatees, relatives, spouse, executors, successors, assigns and administrators of each of McGinley, Turner, Goulden and Powers (collectively, the “Employment Agreement Party Releasors”), fully and forever releases and discharges Victory and H2EG and each of their current, former and future subsidiaries, affiliates, related entities, employee benefit plans, and each of its and their fiduciaries, predecessors, successors, , members, agents, and assigns (collectively, the “Victory and H2EG Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time before the signing of this Settlement and Release Agreement.

Victory and H2EG and each of its current, former and future subsidiaries, affiliates, related entities, employee benefit plans, and each of its and their fiduciaries, predecessors, successors, officers, directors, , agents, employees and assigns (the “Victory and H2EG Releasors”), fully and forever releases and discharges The Employment Agreement Parties and each of their respective past, present and future affiliated corporations or other entities, affiliates, agents, employees, attorneys, insurers, sureties, predecessors, successors, assigns, parent, subsidiary and, heirs, legatees, relatives, spouse, executors, successors, assigns and administrators of each of McGinley, Turner, Goulden and Powers (collectively, “The Employment Agreement Parties Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time before the signing of this Settlement and Release Agreement including, but not limited to (i) the provisions of each Employment Agreement titled or in any way related to Non-Competition or Non-Solicitation or doing business with competitors, customers, prospective customers or employees of the Victory H2EG Releasors and (ii) each and every action, cause of action, lawsuit, charge, claim, right, liability, or demand in any way related to non-compete, non-solicitation and any other restrictions under the Employment Agreements and common law related to doing business with competitors, customers, prospective customers or employees of the Victory and H2EG Releasors, including, but not limited to causes of action in any way related to usurpation of any corporate opportunities, tortious interference with contractual relations. This waiver, release, and discharge further includes, but is not limited to, any and all issues or matters relating to or arising from in any way any activities that the Employment Agreement Parties or any of them, undertook, purportedly were required to undertake, or failed to undertake on behalf of the Victory or H2EG.

10.  Release Applies To All Claims. The Employment Agreement Parties Releasors expressly agree and understands that the release given by them pursuant to this Settlement and Release Agreement applies to all unknown, unsuspected, and unanticipated claims, liabilities, and causes of action which it may have against the Victory and H2EG Releasees, and this release shall be fully effective even in the event that the parties hereafter discover facts in addition to, or different from, those which they/he/it (or any of them) now know or believe to be true.

The Victory and H2EG Releasors expressly agree and understand that the release given by them pursuant to this Settlement and Release Agreement applies to all unknown, unsuspected, and unanticipated claims, liabilities, and causes of action which it may have against The Employment Agreement Parties Releasees, and this release shall be fully effective even in the event that the parties hereafter discover facts in addition to, or different from, those which they/he/it (or any of them) now know or believe to be true.

11.  Representations and Warranties. Each of the Parties hereto hereby represent and warrant that they have not assigned or transferred, in whole or in part, any claim and/or right to any other person, firm, corporation, or other entity, in any manner, including but not limited to assignment or transfer by subrogation or by operation of law, which could be construed as being covered by the claims and/or rights released above.

12.    Covenant Not to Sue. The Parties hereto hereby agree never to institute, directly or indirectly, any action or proceeding of any kind, whether in court, arbitration or otherwise, on behalf of themselves, and their agents, servants, representatives, attorneys, parents, subsidiaries, and affiliates, and each of them, against any other Party hereto with respect to any claims released herein.

13.    Confidentiality. Each and every Party to this Agreement expressly acknowledges, understands, and agrees that the terms and conditions of this Agreement, and transactions and occurrences relating thereto, shall remain confidential and shall not be disclosed to persons or entities not parties to this Agreement, except as expressly contemplated herein or (i) to any person who is a member, officer, director, employee, lawyer, spouse, or agent of a party hereto, who shall also be advised by any disclosing party that a breach by them will constitute a breach by the disclosing party; (ii) in any proceeding to enforce the terms of this Agreement, but in such case only after requesting that the court or other applicable tribunal enter a confidentiality order protecting disclosure of this Agreement; (iii) to any person if all Parties consent in writing; or (iv) if required by law, rule, subpoena, regulation or an order by a court of competent jurisdiction. The Parties acknowledge, agree, and understand that this is a material term of this Agreement. Should any Party be served with a subpoena seeking disclosure of the terms of this Agreement that Party shall either file a motion to quash the subpoena and/or provide immediate notice to all other Parties in order to give them with an opportunity to file the appropriate motion. Notice of any subpoena shall be provided by e-mail and mail to all Parties to this Agreement within two (2) business days of receipt.

14.    Notices. For the purposes of any notices, notice will be provided by e-mail to the following persons and the following addresses.

Victory Clean Energy, Inc. to David Voyticky at d.voyticky@h2eg.com

H2 Energy Group, Inc. to David Voyticky at d.voyticky@h2eg.com James W. McGinley at jamesmcginley.exec@gmail.com

Don Turner at don@turnerworld.com

Neil L. Goulden at ngoulden3@comcast.net

Paul Powers at ppowersins@gmail.com

15.    No Disparagement. Each and every Party to this Agreement and each of their shareholders, officers, directors, agents, successors and assigns expressly acknowledge, understand, and agree not to, directly or indirectly, defame the reputation, character, or image of any other Party to this Agreement through any means of any type of communication. Notwithstanding the foregoing, nothing in this Agreement shall preclude a party from making truthful statements that are required by applicable law, regulation, or legal process.

16.  No Admission. Each and every Party to this Agreement acknowledges, agrees, and understands that nothing in this Agreement shall constitute an admission by any Party to this Agreement of any wrongdoing, fault, or liability of any kind or type, and each Party to this Agreement agrees to be forever barred from attempting to introduce this Agreement, or any portion of it, in any proceeding of any kind or type, including any arbitration, to establish that any Party has made any admission of any kind of wrongdoing, fault, or liability.

17.	Choice of Law. Each and every Party to this Agreement acknowledges, agrees, and understands that this Agreement shall be governed, interpreted, and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws rules.

18.	Submission to Jurisdiction; Arbitration.

a.                   Arbitration. Submission of Disputes to Arbitration. If any dispute or difference of any kind whatsoever shall arise between the parties hereto in connection with, or arising out of, or relating to this Agreement or the breach, termination or validity hereof either party may submit the dispute to arbitration in accordance with this paragraph 18. The arbitration shall be conducted in accordance with the JAMS Arbitration Rules in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties hereto. The arbitration shall take place in Tampa, FL or any other location mutually agreed to by the parties. The arbitration shall be conducted in the English language. In resolving any Dispute the arbitrators shall apply the substantive laws of the State of Delaware.

b.                  Selection of Arbitrators. The arbitration shall be conducted by three JAMS arbitrators, one to be appointed by the Sellers; the second, by the Buyer; and the third, by the two arbitrators appointed by the Sellers and the Buyer, in accordance with the following procedure. JAMS shall provide arbitrators with a background in securities law. The party initiating arbitration (the "Claimant") shall appoint its arbitrator in its request for arbitration (the "Request for Arbitration"). The other party (the "Respondent") shall appoint its arbitrator within seven (7) days of receipt of the Request for Arbitration and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such 7-day period, JAMS shall appoint an arbitrator on its behalf in accordance with the JAMS Arbitration Rules, which arbitrator shall be deemed appointed by Respondent. Otherwise, the two arbitrators appointed by the parties shall appoint a third arbitrator within seven (7) days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator. When the arbitrators appointed by the Claimant and the Respondent have appointed a third arbitrator and the third arbitrator has accepted the appointment, the two arbitrators shall promptly notify the parties of the appointment of the third arbitrator. If the two arbitrators appointed by the parties fail or are unable so to appoint a third arbitrator or so to notify the parties within such second 7- day period, or if the parties agree to use a sole arbitrator then the appointment of the third arbitrator or the sole arbitrator as the case may be, shall be made by JAMS, which shall promptly notify the parties of such appointment. The third arbitrator shall act as chairman of any three arbitrator panel.

c.                      Arbitral Award. The arbitral award shall be in writing and, unless all the parties agree otherwise, shall state the reasons upon which it is based. The award shall be final and binding on the parties. The award shall not include an award of attorney’s fees and expenses or costs of the arbitration. Judgment upon the award may be entered and enforced by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

19.	Binding on Heirs. Each and every Party to this Agreement acknowledges, agrees, and understands that this Agreement and the covenants set forth herein shall inure to the benefit of, and shall be binding upon, the successors, assigns and heirs of each and every Party to this Agreement.

20.	Reliance. Each and every party to this Agreement acknowledges and represents that each have relied solely upon facts obtained from their investigation in executing this Agreement and that neither has relied upon any statement or representation of any nature from the other party or the other party’s counsel or representatives, except for any representations expressly made herein.

21.	Jointly Drafted. Each and every Party to this Agreement acknowledges, agrees, and understands that this Agreement shall be deemed to have been drafted jointly by the parties and accordingly, any rule pertaining to the construction of contracts to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement or of any modifications of or amendments to this Agreement.

22.	Independent Construction. Each and every Party to this Agreement acknowledges, agrees, and understands that this Agreement, and each and every one of its provisions is intended to be interpreted and construed in a manner to make such provisions valid, legal, and enforceable. To the extent that any paragraph, or portion thereof, of this Agreement shall be deemed by a court or arbitrator to be illegal or unenforceable, such paragraph, or portion thereof, shall be deemed modified, restricted, or omitted only to the extent necessary to make this Agreement enforceable and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

23.	Sole Agreement. Each and every Party to this Agreement acknowledges, agrees, and understands that this Agreement contains the complete and entire understanding between and among the Parties, and expressly supersedes any and all prior and contemporaneous agreements and understandings between the Parties of any kind, including but not limited to prior verbal or written promises, assurances, representations, or agreement, relating in any way to the subject matter of this Agreement, and that they take the actions specified in this Agreement as a fully binding and complete settlement between and among the Parties with respect to the matters addressed herein.

24.	Amendment. Each and every Party to this Agreement acknowledges, agrees, and understands that this Agreement may only be modified or amended by a written instrument signed by each and every Party to this Agreement, or by its/his duly authorized representative.

25.	Authorization. Each and every Party to this Agreement represents and warrants that it is authorized to enter into this Agreement and to perform all promises, undertakings and obligations contemplated and required by this Agreement.

[signatures on following page]

IN WITNESS WHEREOF, each and every Party to this Agreement acknowledges that it/he has freely and voluntarily entered into it and have executed and delivered this Agreement on the date set forth above.

VICTORY CLEAN ENERGY, INC.

By: /s/ Christopher L. Headrick

Christopher L. Headrick

Executive Chairman

H2 ENERGY GROUP, INC.

By: /s/ Christopher L. Headrick

Christopher L. Headrick

Executive Chairman

DISINTERESTED DIRECTORS OF VICTORY CLEAN ENERGY, INC.

/s/ David Voyticky	/s/ Kevin DeLeon	/s/ Christopher L. Headrick
David Voyticky	Kevin DeLeon	Christopher L. Headrick

/s/ James W. McGinley
JAMES W. MCGINLEY, individually

/s/ Don Turner
DON TURNER, individually

/s/ Neil L. Goulden
NEIL L. GOULDEN, individually

/s/ Paul Powers
PAUL POWERS, individually